Exhibit 99

Cautionary Statement for Purposes of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995

Forward-Looking Statements

This report on Form 10-K and other documents filed by HickoryTech under the federal securities laws, including Form 10-Q and Form 8-K, and future verbal or written statements by HickoryTech and its management, may include forward-looking statements. These statements may include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestiture opportunities, business strategies, business and competitive outlook and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should and variations of these words and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements are subject to uncertainties that could cause HickoryTech’s actual results to differ materially from such statements.

Uncertainties causing differing results from those expressed in the forward-looking statements include, but are not limited to, those uncertainties set forth below:

•                  The effects of on-going deregulation in the telecommunications industry as a result of the Federal Telecommunications Act of 1996 (the “Telecommunications Act”) (which allows competition among telephone companies for the rights to offer telephone service to customers in a franchised service area) and other similar federal and state legislation and regulations, including, without limitation, (i) greater than anticipated competition in HickoryTech’s predominately rural local exchange telephone markets, (ii) greater than anticipated reductions in revenues received from federal and state access charges for switching long distance traffic, (iii) the final outcome of regulatory and judicial proceedings with respect to interconnection agreements and access charge reforms, and (iv) future state regulatory actions taken in response to the Telecommunications Act.

•                  The lack of assurance that HickoryTech can compete effectively against superior capitalized competitors or competitors with a larger national or regional market niche.

•                  The effects of greater than anticipated competition, including, without limitation, competition requiring new pricing or marketing strategies or new product offerings, the attendant risk that HickoryTech will not be able to respond on a timely or profitable basis and the competitive effect of relationships with other carriers causing new pricing on services such as wireless roaming agreements and interexchange access charges.

•                  HickoryTech’s ability to successfully introduce new products and services, including, without limitation, (i) the ability of Crystal (which started its competitive local exchange carrier (CLEC) business in January 1998) to provide competitive local service in new markets, (ii) the ability of NIBI (which is a billing and data services company) to implement, market, and sell its SuiteSolution billing system, (iii) the ability of MSWC (a wireless telephone company purchased in May 1998) to successfully implement, market, and sell its new digital wireless network products and services and to maintain adequate profit margins, (iv) the ability of HickoryTech to offer bundled service packages on terms attractive to its customers, (v) the ability of HickoryTech to expand successfully its long distance and Internet offerings to new markets and (vi) the ability of HickoryTech to introduce and sell the equipment and systems of Nortel, Bay Networks and Cisco versus the competitive alternatives of other suppliers.

•                  Possible changes in the demand for HickoryTech’s products and services, including, without limitation, lower than anticipated demand for, (i) premium telephone services, additional access lines per household or minutes of use volume associated with telephone service, (ii) wireless telephone service, installations and/or the traffic associated with service, (iii) data processing services or billing systems, and (iv) communication and data equipment.

•                  Regulatory limits on HickoryTech’s ability to change its prices for telephone services in response to competitive pressures.

•                  The risks inherent in rapid technological change, including, without limitation, the risk that technologies will not be procured by HickoryTech on a timely or cost-effective basis or perform according to expectations.

•                  The risks associated with decisions of other telecommunications carriers involving their choice of networking, routes, points of interconnection, technology or signaling protocol, and other telecommunications issues.

•                  HickoryTech’s ability to effectively manage its growth, including, without limitation, HickoryTech’s ability to (i) integrate the operations of Crystal and MSWC into HickoryTech’s operations, (ii) manage NIBI’s development of and migration to SuiteSolution as its new primary software platform for billing and customer care management, (iii) achieve projected economies of scale and cost savings, (iv) meet pro forma cash flow projections developed by management in valuing newly-acquired businesses, (v) conform with existing debt covenants and negotiate new debt facilities which conform with evolving business plans, (vi) implement necessary internal controls and retain and attract key personnel and (vii) identify future acquisition opportunities for growth.

•                  Any difficulties in HickoryTech’s ability to expand through additional acquisitions, whether caused by financing constraints, a decrease in the pool of attractive target companies, or competition for acquisitions from other interested buyers.

•                  The effects of more general factors, including, without limitation:

•  Changes in general industry and market conditions and growth rates.

•  Changes in interest rates or other general national, regional, or local economic conditions.

•      Changes in legislation, regulation or public policy.

•      Unanticipated increases in capital, operating or administrative costs, or the impact of new business opportunities requiring significant up-front investments.

•      The continued availability of financing in amounts, terms and conditions necessary to support HickoryTech’s operations.

•  Changes in HickoryTech’s relationships with vendors.

•  Changes in HickoryTech’s debt ratios and the resultant effect on debt ratings.

•  Unfavorable outcomes of regulatory or legal proceedings.

•      Changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles.

Due to the uncertainties listed above and the fact that any forward-looking statements by HickoryTech and its management are based on estimates, projections, beliefs and assumptions of management, they are not guarantees of future performance. Except as required by law, HickoryTech disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.